Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 and related Prospectus dated June 19, 2015 of our report dated April 17, 2015, except for the subsequent events noted in Note 17, as to which the date is June 19, 2015, with respect to the financial statements of Conkwest, Inc, for the each of the two years ended December 31, 2013 and 2014, and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayor Hoffman McCann P.C.

San Diego, California

June 19, 2015